EXHIBIT 99.1

DIRECTOR COMPENSATION SUMMARY

Set forth below is a summary, as of July 1, 2005, of the compensation paid to the directors of Dynegy Inc. who are not employees of Dynegy or Chevron Corporation:

Retainer Paid to Each Non-Employee Director:	$50,000 per year

Additional Retainer Paid to Lead Director:	$40,000 per year

Chairperson Fee – Audit and Compliance Committee:	$30,000 per year

Committee Membership Fee – Audit and Compliance Committee:	$ 5,000 per year

Chairperson Fee – Compensation and Human Resources Committee:	$15,000 per year

Committee Membership Fee – Compensation and Human Resources Committee:	$ 2,500 per year

Chairperson Fee – Corporate Governance and Nominating Committee:	$10,000 per year

Chairperson Fee – Risk, Environment and Operations Committee:	$10,000 per year

Phantom Stock Awards under Deferred Compensation Plan:	$60,000 per year

Meeting Attendance Fee – Board of Directors:	$ 2,000 per meeting

Meeting Attendance Fee – Committees of the Board:	$ 1,000 per meeting